EXHIBIT 3.9

Certificate of Amendment to the Articles of Incorporation, dated April 6, 2016

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390-After Issuance of Stock)

2. The articles have been amended as follows: (provide article numbers, if available)

"Article 1. The name of the Corporation is MMEX Resources Corporation."

"Article 4. The corporation shall have the authority to issue 1,010,000,000 shares of capital stock, of which 10,000,000 shares shall be Preferred Stock, $.001 par value ("Preferred Stock"), and 1,000,000,000 shares shall be Common Stock, $.001 par value ("Common Stock"). The Preferred Stock shall be issued in one or more classes and series as determined and designated by the Board of Directors of the corporation, each such class and series to have the powers, preferences and rights, and qualifications, limitations and restrictions as shall be stated and as determined by the Board of Directors of the corporation pursuant to authority hereby vested in the Board of Directors."